SCIENTIFIC ADVISORY LETTER OF AGREEMENT

This letter of agreement (the "agreement"), is entered into on the 21 day of March, 05 (the "effective date") between Neuralstem, Inc. ("the company") and Thomas Freeman, MD ("advisor") for the purpose of establishing an advisory relationship between advisor and the company. TF

TERM: The term of the agreement shall be for one year from the effective date, and shall automatically roll over for a second year unless terminated by either party prior to the end of the eleventh month of the first year of the term.

TERMINATION: Either party shall have the right to terminate the agreement for any reason, upon 30 day's written notice to the other.

SCOPE: The company and advisor anticipate an open access arrangement, with no predefined time frames, requirements or milestones. Both Neuralstem and Advisor understand their advising responsibilities will be limited so as not to inhibit appropriate completion of the advisor's USF faculty or other responsibilities.
Advisor understands that the company is planning a human trial to treat spasticity in a sub population of Ischemic Paraplegia patients, using the Company's patented human neural stem cells. It will be the advisor's role to help the company in the pre clinical planning for the trial, and assessing and evaluating work done by others in designing the trial. This agreement anticipates that the advisor will be advising the company, as opposed to being primarily responsible for designing and/or implementing the trial itself. In the event that this higher level of involvement becomes something the parties decide to pursue, the parties agree that a different agreement will be required.

COMPENSATION: The primary method of compensation for advisor shall be stock options. Advisor shall receive options for 25,000 shares of common stock upon commencement of the advisory relationship, which shall vest immediately. The options shall be exercisable at advisor's discretion, and shall be exercisable at any period of time for up to twelve years from the time of issue. The options shall be exercisable at a price of five cents/share. Additionally, advisor shall receive an additional 24,000 options, containing the same terms, which options shall vest at the rate of 2,000 options per month, for as long as the agreement is not terminated, though the end of the term; and also be exercisable at advisor's discretion for a period of time up to twelve years from the time of issue.

Additionally, in the event that advisor is required to travel for purposes of advising the company, advisor shall be paid a consulting fee of $3,000/day (plus travel costs).

EXCLUSIVITY & CONFIDENTIALITY: There is no exclusivity or non competition component to the agreement and the parties understand that each may from time to time

enter into similar arrangements with other parties concerning the same matters. Advisor agrees to execute a mutually agreeable confidentiality agreement with the company to safeguard the company's proprietary information.

INTELLECTUAL PROPERTY: The Parties agree and understand that Advisor's role is to help the company "reduce to clinical practice", it's cell therapy and as such it is not anticipated that Advisor will be involved in the creation of any new Intellectual Property surrounding the Company's technology. However, the Parties agree and understand that Advisor has been, is, and will continue to be, involved in the area of cell therapy, and further that he is contractually prohibited from waiving any rights to any intellectual property that he might develop.

Advisor hereby acknowledges and agrees that he alone is responsible for any and all Institutional reviews and/or approvals required by any Institution with which he is affiliated, which might monitor or require approval of any such consulting agreement as is anticipated by this letter; and as those rules or regulations might change from time to time.

Agreed and Accepted:

I. Richard Garr
President & CEO
Neuralstem, Inc.

Thomas Freeman, MD
Advisor

Neuralstem Inc. Advisor's
CONFIDENTIAL DISCLOSURE AGREEMENT

In connection with the willingness of Dr. Thomas Freeman ("advisor") to provide assistance to Neuralstem, Inc. (Neuralstem) as described in the Scientific Advisory Letter Agreement (attached hereto and incorporated by reference herein, ("the agreement"), it may be necessary for Neuralstem to disclose, directly or through its consultants who may assist them in their research, certain related technical and business information which they consider to be confidential and proprietary information.

Any information or material provided to Advisor by Neuralstem containing information that should be treated as confidential should not be disclosed to others except as authorized in writing by Neuralstem. This information may be disclosed to the staff and associates of Advisor, only as necessary as related to Advisors' consideration or provision of services to Neuralstem. Advisors' obligations under this Agreement shall be limited to a period of five (5) years from receipt of such information.

All of the foregoing shall be included as confidential with the exception of only the following:

1. Information that is now in the public domain or subsequently enters the public domain without fault on the part of the Parties;

2. Information that was known to Advisor prior to receipt from Neuralstem;

3. Information that Advisor receives from any third party having a lawful right to disclose such information to Advisor.

Upon written request, Advisor agrees to immediately return to Neuralstem all confidential information (including without limitation documents, reports, exhibits, notes, extracts, summaries and unused samples) provided to or prepared by Advisor pursuant to this agreement.

Advisor	Neuralstem, Inc.
By: [signature]	By: [signature]
Print: Thomas Freeman MD	Print: I. Richard Garr
	Title: Pres + CEO
Date: 9/14/05	Date: 3-21-05